Exhibit 99.1

GSV Capital Announces Closing of Follow-On Offering and Exercise of Underwriters’ Overallotment Option

Woodside, CA – October 3, 2011 – GSV Capital Corp. (Nasdaq CM: GSVC) today announced the closing of its previously disclosed public follow-on offering of 2,185,000 shares of its common stock at a price to the public of $14.15 per share, which includes the exercise in full by the underwriters of their option to purchase an additional 285,000 shares of common stock to cover overallotments. The aggregate net proceeds to GSV Capital from the sale of the shares of common stock, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $29.1 million.

Citigroup Global Markets Inc. acted as sole book-running manager for the offering. Lazard Capital Markets, Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX:LTS), Janney Montgomery Scott, National Securities Corporation and Maxim Group LLC acted as co-managers.

GSV Capital's current portfolio provides exposure to investments in venture capital backed private companies including Bloom Energy Corporation, Chegg, Inc., Facebook, Inc., Gilt Groupe, Inc., Groupon, Inc., Kno, Inc., Serious Energy, Inc., SharesPost, Inc., Silver Spring Networks, Inc., TrueCar, Inc., Twitter, Inc., ZoomSystems and Zynga, Inc.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GSV Capital Corp.

GSV Capital Corp. (NASDAQ: GSVC) is a publicly traded investment fund that seeks to invest primarily in high growth, venture backed private companies. GSV Capital is structured as a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GSV Capital is headquartered in Woodside, CA.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

GSV Contacts:

Investors:
Alex Wellins
(415) 217-5861
alex@blueshirtgroup.com

Media:
Kim Hughes
(415) 516-6187
kim@blueshirtgroup.com